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                                   EXHIBIT 5.1

                       OPINION OF MORRISON & FOERSTER, LLP


                                December 9, 1998


Atrix Laboratories, Inc.
2579 Midpoint Drive
Fort Collins, Colorado 80525

Ladies and Gentlemen:

         We have acted as your counsel in connection with the filing of the Registration Statement on Form S-3 (the "Registration Statement") and related prospectus (the "Prospectus") under the Securities Act of 1933, as amended (the "Act"), relating to 271,762 shares of your common stock, $.001 par value per share (the "Shares"). In connection therewith, we have reviewed such Registration Statement, certain of your corporate records and proceedings taken in connection with the authorization and issuance of the Shares, and such other factual and legal matters as we have considered necessary for purposes of this opinion.

         Based on and subject to the foregoing, we are of the opinion that the Shares will, when sold, be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in such Registration Statement. This consent does not constitute a consent under Section 7 of the Act, and in consenting to the reference to our firm under such heading we have not certified and part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                         Very truly yours,


                                         /s/ MORRISON & FOERSTER, LLP
                                         ---------------------------------
                                             MORRISON & FOERSTER, LLP